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                           IOWA FIRST BANCSHARES CORP.


           EXHIBIT (11) STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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                  PRIMARY EARNINGS PER SHARE                           1996             1995



Net income for the year applicable to common stock ............   $3,465,000   $3,050,000

Average common shares outstanding .............................    1,712,574    1,724,037
Add dilutive stock equivalents from stock options .............       64,106       54,984
                                                                  -----------------------
Weighted average number of common  and common equivalent shares
  outstanding during the year .................................    1,776,680    1,779,021
                                                                  =======================

Earnings per share ............................................   $     1.95   $     1.71
                                                                  =======================


         FULLY DILUTED EARNINGS PER SHARE


Net income for the year applicable to common stock ............   $3,465,000   $3,050,000
                                                                  =======================

Average common shares outstanding .............................    1,712,574    1,724,037
Add dilutive stock equivalents from stock options .............       68,487       65,886
                                                                  -----------------------
Weighted average number of common  and common equivalent shares
  outstanding during the year .................................    1,781,061    1,789,923
                                                                  =======================

Earnings per share ............................................   $     1.95   $     1.70
                                                                  =======================
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